Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS FILES FORM 10-Q WITH FINAL RESULTS FOR THE FIRST QUARTER OF FISCAL 2012

WALTHAM, Mass., – December 12, 2011 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today announced that it has filed its Form 10-Q for its first quarter of fiscal 2012 ended October 31, 2011 with the Securities and Exchange Commission.

The Form 10-Q includes revisions to the financial results announced on December 5, 2011 through the Company’s press release and investor conference call to reflect an increase in certain inventory reserves, with a related decrease in gross profit of $0.5 million, partly offset by a decrease in selling, general and administrative expenses of $0.1 million. The revisions do not affect the amount of cash generated in the first quarter.

A summary of the revised results follows:

In thousands, except per share data	Three months ended
	October 31, 2011
	Revised amount	Previously reported amount
Gross profit	$25,493	$26,013
Gross margin	12.4%	12.6%

Selling, general & administrative expenses	22,198	22,288

Operating income	2,208	2,638

Net income	1,169	1,599
Basic and diluted earnings per share	$0.03	$0.04

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 15 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Any statements in this release or the Company’s Quarterly Report on Form 10-Q other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy, including its announced investment and costs savings plan and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

or

Media:

Farrah Phillipo, 781-663-5096

Communications Director

farrah_phillipo@moduslink.com

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